                                                                   EXHIBIT 10.10

November 9, 2000



Mr. Marshall Danby
318 Bayshore Drive
Montgomery, Texas 77356

Dear Marshall:

We are pleased to offer you the position of Vice President and General Manager of the Drill Tube International division of Grant Prideco L. P., effective on or about December 1, 2000 (the "Start Date") with the following terms and conditions.

POSITION

1.       Title, Grade and Reporting
         Your title will be Vice President and General Manager Drill Tube International, (Grant Prideco Salary Grade 23) and you will report to John Coble, President Grant Prideco, L. P. ("Grant Prideco"). As you are aware, you also will be working very closely with Steve Turner, the current President of our Drill Tube division. Working with Steve to achieve a smooth transition is very important.

2.       Job Duties
         Your job duties will be outlined by John Coble.

COMPENSATION AND BENEFITS

1.       Base Salary and Auto Allowance

         Your salary will be paid at the bi-weekly rate of $5,769.23, ("Base Salary"). Your next scheduled salary review will be January 1, 2002. In addition, you will also be eligible for an auto allowance of $600 per month, plus reimbursement of business mileage according to Company policy.

2.       Hiring Bonus

         You will be eligible for a hiring bonus of $25,000 to be paid within thirty (30) days of your start date at Grant Prideco.

3.       Severance Agreement

         If your employment is terminated for any reason other than "for cause" during the first twenty-four (24) months of your start date, you will be eligible for a severance payment equal to one (1) year of your then current base pay. Your Severance Agreement will automatically expire at the end of the twenty-four (24) months from the Start Date. For the purpose of this paragraph, term " for cause" includes, but is not limited to, any one or more of the following occurrences: (a) your breach of any of any representations contained herein; (b) your conviction by, or enter of a plea of guilty or nolo contrendre for any crime (excluding traffic violations and similar misdemeanors) involving moral turpitude or which is punishable by imprisonment; (c) your commission of an act of fraud, whether prior or subsequent to the date hereof, upon Grant Prideco or any of its customers or affiliates; (d) your failure or refusal to perform his duties as required hereunder by this Agreement, (e) Gross negligence in performance of your duties, theft of the Grant Prideco's property, material violation of any duty of loyalty to Grant Prideco or any other material misconduct; or (f) Material violation of Grant Prideco's Employee Policy in effect at that time, including without limitation, the receipt or payment of any kick-back or side payment from or to any customer, supplier or vendor, or government.

4.       Management Incentive Program

         In addition to your base salary, you will be eligible for the discretionary Management Incentive Program, which will be outlined by John Coble. This program is designed to pay a cash incentive based on the attainment of pre-determined performance objectives. Management reserves the right to change the provisions of this program at any time, however, at present, your position would be eligible for a bonus payment of 40%/ 80%/120% (minimum/target/maximum) of your base salary if the objectives are achieved.

5.       Executive Deferred Compensation Plan (EDC)

         You will be eligible to participate in Grant Prideco's EDC program that will provide you with opportunities to both purchase and receive, through grants, Grant Prideco stock based upon a percentage contribution of your eligible cash compensation. At a minimum, Grant Prideco will contribute on your behalf 7 1/2% of your eligible total annual compensation to the plan. At your option, you may contribute up to 7 1/2% of your compensation and Grant Prideco will match up to 7 1/2% on a dollar for dollar basis. The maximum amount deferred is 22 1/2%. Vesting will take place at 20% per year over a five-year period. Grant Prideco stock will be acquired at then prevailing current market prices. A synopsis of the plan is enclosed for your review.

6.       Stock Option

         You will be offered 100,000 options for Grant Prideco stock with three-year cliff vesting (vesting on the third anniversary of your date of employment) with an option price at the prevailing market rate.

7.       Benefits

         You will be eligible to participate in the Grant Prideco's medical, dental, vision, life and disability plans on the first day of the month after you complete thirty (30) days of active employment. You will also be eligible to participate in Grant Prideco's 401(k) plan after six (6) months of active employment.

8.       Vacation/Holidays

         You will be entitled to ten (10) Grant Prideco designated holidays and your vacation benefits will accrue at the rate of three (3) weeks vacation per year.

EMPLOYEE REPRESENTATIONS

1. No Conflicts In accepting these terms of employment you represent and warrant that you are under no contractual or other obligation, which would, in any way, limit, restrict or prevent your ability to perform your duties hereunder.

2. No Confidential Information You acknowledge that Grant Prideco has informed you that, in connection with the performance of your duties for Grant Prideco, you shall in no way use, disclose, or rely upon any trade secret or other confidential information you may possess (if any) by virtue of his experience in the industry (including, but not limited to, trade secret or confidential information of your previous employer).

MISCELLANEOUS

1.       Identity and Employment Eligibility

         Within three (3) business days of employment, you will need to provide a document or documents that establish identity and employment eligibility. This offer is contingent on certification of these documents.

2.       Drug Screening/Physical Examination

         Prior to commencement of employment, and as a condition of employment with Grant Prideco, you will be required to obtain a complete physical examination and submit a urine specimen for drug screening. Your employment with Grant Prideco, is contingent upon a negative drug screen result. Upon your acceptance of this offer, you will be provided with complete details for specimen collection and completion of physical. Upon acceptance, please contact Alicia Roye at (713) 466-8160 to schedule a convenient time and location for this examination.

3.       Patent and Confidential Information Agreement

         In accordance with Grant Prideco's Policy on Conflicts of Interest and Confidential Information, you will be required to sign an Agreement addressing these issues. A copy of this agreement is attached for your review.

4.       Non-Compete

         During the initial two year period of your employment following your start date, you agree that you will not compete against Grant Prideco in any capacity anywhere in North America (unless your employment is terminated by Grant Prideco without `cause').


This offer will remain in effect for two weeks after the date of the letter unless the date is extended by mutual agreement. If you have any questions regarding these items, please contact me at your earliest convenience.

Please indicate your acceptance of this agreement by signing and returning one copy to the Human Resources Department.



     /s/ MARSHALL DENBY
------------------------------------        -----------------
Acceptance Signature                        Date


Sincerely,


/s/ WARREN AVERY
Warren Avery
Vice President Human Resources

cc:      John Coble, President